PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated August 12, 1999
                                                                  Rule 424(b)(3)

                                   $12,000,000
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                                 --------------

                     Exchangeable Notes due August 17, 2005
                   Exchangeable for Shares of Common Stock of
                        Three Pharmaceutical Corporations

                                 --------------

The notes will not pay any interest but will be issued at a discount and thus have a minimum yield to maturity of 2.00%. Beginning November 17, 1999, you will be able to exchange your notes for a basket of shares of the common stock of three pharmaceutical corporations, which we refer to as the basket stocks, subject to our right to call all of the notes on or after August 17, 2002.

o The price of each note is $887.45 (88.745% of the $1,000 principal amount at maturity). This issue price represents a yield to maturity of 2.00% per year compounded semi-annually.

o    We will not make any coupon interest payments on the notes.

o The basket consists of a fixed number of shares of each basket stock, which we refer to as the exchange ratio. The exchange ratio for each basket stock is calculated so that the value of that basket stock is an equally-weighted percentage of the initial basket value at the time we priced the notes on August 12, 1999. The exchange ratio of any basket stock will remain constant for the term of the notes unless adjusted for certain corporate events. The initial basket value is $766.6955, based on the market prices of the basket stocks on August 12, 1999.

o Beginning November 17, 1999, you will have the right to exchange each note for the number of shares of each of the basket stocks as provided by the exchange ratio for that basket stock. If you exchange, we will have the right to deliver to you either the actual shares of the basket stocks or the cash value of such shares. You will not receive any accrued original issue discount upon exchange.

o Beginning August 17, 2002, we have the right to call all of the notes and pay to you the call price, which will be a cash amount per note equal to the issue price of $887.45 plus accrued original issue discount, or OID, to the call date. However, if the sum of the products of the market price of each basket stock and its exchange ratio on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you shares of each basket stock equal to its exchange ratio per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering the basket stocks on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o The issuers of the basket stocks are not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

o The notes have been approved for listing on the American Stock Exchange, Inc., subject to official notice of issuance. The AMEX symbol for the notes is "RXM.A."

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                                -----------------
                                  PRICE 88.745%
                                -----------------

              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note....      88.745%               0.25%                 88.495%
Total.......    $10,649,400            $30,000              $10,619,400


                           MORGAN STANLEY DEAN WITTER

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


                          SUMMARY OF PRICING SUPPLEMENT

      The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                            The Notes

Each note costs $887.45     We, Morgan Stanley Dean Witter & Co., are offering
                            you Exchangeable Notes due August 17, 2005, which you may exchange for a basket of shares of common stock of three pharmaceutical corporations beginning on November 17, 1999. We refer to the shares of common stock of the three pharmaceutical corporations as the basket stocks. The price of each note is $887.45 (88.745% of the $1,000 principal
                            amount at maturity). We will not pay interest on the notes. If you hold the notes to maturity, which is August 17, 2005, we will pay $1,000 per note to you.
                            This payment represents the $887.45 issue price plus a yield to maturity of 2.00% per year compounded semi-annually.

                            Your Exchange Right

The initial basket          Beginning November 17, 1999, you may exchange each
value is $766.6955          note for a number of shares of each basket stock
                            equal to its exchange ratio. The exchange ratio for each basket stock is calculated so that the value of that basket stock is an equally-weighted percentage of the initial basket value at the time we priced the notes on August 12, 1999. The exchange ratio with respect to each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. The initial basket value is $766.6955, based on the market prices of the basket stocks on August 12, 1999.

                            When you exchange your notes, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the time of the exchange.

                            To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                            o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                            o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                            o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                            If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to     We will pay to you, at our option, within 3 business
you cash or shares          days after you give us your Official Notice of
if you elect to exchange    Exchange, either:
your notes
                            o  shares of the basket stocks, or

                            o  the cash value of such shares.

                            We will not pay any accrued original issue discount if you elect to exchange your notes.

                            Our right to call the notes may affect your ability to exchange your notes.

Our Call Right              Beginning August 17, 2002, we have the right to call
                            all of the notes. If we call the notes, we will do the following:

                            o send a notice announcing that we have decided to call the notes;

                            o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                            o specify in the notice the number of shares of each basket stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph.


We may call the notes       On the last trading day before the date of our call
for stock or cash,          notice, the calculation agent will determine the
depending on the price      aggregate value of the shares of the basket stocks
of the basket stocks        that a noteholder would receive upon exchange of a
                            note. The sum of those values is referred to as the basket value. If the basket value is less than the call price (the sum of the issue price of $887.45 plus the yield that will have accrued on the note to the call date), then we will pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                            If, however, the basket value as so determined is equal to or greater than the call price, then we will deliver the shares of the basket stocks instead on the call date. In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

Basket Stocks               The following table sets forth the basket stocks,
                            the ticker symbol of each basket stock on the New
                            York Stock Exchange, Inc., the percentage of the initial basket value represented by each basket stock, the initial market price of each basket stock at the time we priced the notes on August 12, 1999, the exchange ratio of each basket stock and the initial value of the aggregate shares of each basket stock contained in the basket at that time:

                                                                        Percent
                                                                      Represented     Initial
                                                                       in Initial      Stock    Exchange     Initial
                            Issuer of Basket Stock           Ticker   Basket Value     Price      Ratio       Value
                            ----------------------           ------   ------------     -----      -----       -----
                            Bristol-Myers Squibb
                             Company ......................    BMY       33.333%      $66.3750    3.8503    $255.5637
                            Merck & Co., Inc. .............    MRK       33.333%      $61.0000    4.1896    $255.5656
                            Pfizer Inc.....................    PFE       33.333%      $33.4375    7.6431    $255.5662

                            The exchange ratio of each basket stock indicates the number of shares of such basket stock, given the market price of the basket stock, required to be included in the calculation of the initial basket value so that each basket stock represents an equally-weighted percentage of the initial basket value. The exchange ratios will remain constant for the term of the notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket."

The Calculation Agent       We have appointed MS & Co. to act as calculation
                            agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                            will determine the exchange ratio and calculate the number of shares of basket stocks or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the basket stocks and that we describe in the section called
                            "Description of Notes--Adjustments to the Exchange
                            Ratios and the Basket" in this pricing supplement.

No Affiliation with         The issuers of the basket stocks are not affiliates
the Issuers of the          of ours and are not involved with this offering in
Basket Stocks               any way. The notes are obligations of Morgan Stanley
                            Dean Witter & Co. and not of the issuers of the basket stocks.

More Information            The notes are senior notes issued as part of our
on the Notes                Series C medium-term note program. You can find a
                            general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999. We describe the basic features of this type of note in the sections called
                            "Description of Notes-- Fixed Rate Notes" and
                            "--Exchangeable Notes."

                            Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes" section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

How to reach us             You may contact us at our principal executive
                            offices at 1585 Broadway, New York, New York 10036
                            (telephone number (212) 761-4000).

                                  RISK FACTORS

      The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Yield to Maturity Less Than     These notes have a yield to maturity of
Interest on Ordinary Notes      2.00% per year based on the issue price of
                                $887.45 and computed on a semi-annual
                                bond-equivalent basis. This yield to maturity is lower than the rate of interest that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for the basket stocks, you will not receive accrued original issue discount.

Notes May Not Be                There may be little or no secondary market for
Actively Traded                 the notes. Although the notes have been
                                approved for listing on the American Stock
                                Exchange, Inc., it is not possible to predict whether the notes will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co.
                                currently intends to act as a market maker for the notes, but is not required to do so.

Market Price of Notes           Several factors, many of which are beyond our
Influenced by Many              control, will influence the value of the notes,
Unpredictable Factors           including:

                                o  the market price of the basket stocks

                                o the volatility (frequency and magnitude of changes in price) of each of the basket stocks

                                o  the dividend rate on the basket stocks

                                o economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of any one of the basket stocks or of the basket as a whole

                                o  interest and yield rates in the market

                                o the time remaining until (1) you can exchange your notes for stock, (2) we can call the notes and (3) the notes mature

                                o  our creditworthiness

                                These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market prices of the basket stocks are at, below or not sufficiently above the price of the basket stocks at pricing.

                                You cannot predict the future performance of any of the basket stocks or of the basket as a whole based on their historical performance.

No Affiliation with             We are not affiliated with any of the issuers of
the Issuers of the Basket       the basket stocks. We or our affiliates may
Stocks                          presently or from time to time engage in
                                business with one or more of the issuers of the basket stocks, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing underwriting or investment advisory services to one or more of the issuers of the basket stocks, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Moreover, we have no ability to control or predict the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. The issuers of the basket stocks are not involved in the offering of the notes in any way and have no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

You Have No                     As an owner of notes, you will not have voting
Shareholder Rights              rights or the right to receive dividends or
                                other distributions or any other rights with respect to the basket stocks.

Limited Adjustments             MS & Co., as calculation agent, will adjust any
                                of the exchange ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the basket stocks, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuers of the basket stocks or anyone else makes a partial tender offer or a partial exchange offer for any basket stock. If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the basket stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratios may materially and adversely affect the market price of the notes.

Potential Conflicts of          As calculation agent, MS & Co. will calculate
Interest between You            the basket value, how many shares of the basket
and the Calculation             stocks you will receive in exchange for your
Agent and Other                 notes and what adjustments should be made to the
Affiliates of Ours              exchange ratios to reflect certain corporate and
                                other events. MS & Co. and other affiliates may carry out hedging activities related to the notes or to other instruments, including trading in the basket stocks as well as in other instruments related to the basket stocks. MS &
                                Co. and some of our subsidiaries also trade the basket stocks on a regular basis as part of their general broker-dealer businesses. Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratios, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of the basket stocks and, thereby, the value of the basket stocks or cash you will receive upon exchange or redemption.

Tax Treatment                   You should also consider the tax consequences of
                                investing in the notes. If you are a U.S.
                                taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, even though you will not receive any periodic interest payments and at maturity may only receive the return of the principal amount of the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States
                                Federal Taxation" in this pricing supplement and the section "United States Federal
                                Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement.

                              DESCRIPTION OF NOTES

      Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $887.45 issue price of our Exchangeable Notes due August 17, 2005 (Exchangeable for Shares of Common Stock of Three Pharmaceutical Corporations). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $12,000,000

Maturity Date.................   August 17, 2005

Specified Currency............   U.S. Dollars

Issue Price...................   $887.45 (88.745% of the principal amount at
                                 maturity)

Stated OID....................   2.00% per annum computed on a semi-annual
                                 bond-equivalent basis

Original Issue Date
(Settlement Date).............   August 17, 1999

CUSIP.........................   617446DN6

Minimum Denominations.........   $1,000


Initial Basket Value..........   $766.6955.  Based on the Market Prices (as
                                 defined below) of the Basket Stocks at the time we priced the notes on August 12, 1999, the Exchange Ratios have been initially set so that the Basket Value on such date equals the Initial Basket Value.

Basket Value..................   The Basket Value, for any date, will equal
                                 the sum of the products of the Market Prices and the applicable Exchange Ratios for each Basket Stock, each determined as of such date by the Calculation Agent.

Basket .......................   The basket is a weighted portfolio of the
                                 three Basket Stocks. See "Basket Stocks" below.

Basket Stocks.................   The following table sets forth the Basket
                                 Stocks, the ticker symbol of the Basket
                                 Stocks on the New York Stock Exchange, Inc., the percentage of the Initial Basket Value represented by each Basket Stock, the initial
                                 Market Price of each Basket Stock at the time we priced the notes on August 12, 1999, the Exchange Ratio of each Basket Stock and the initial value of the aggregate shares of each Basket Stock contained in the Basket at that time:

                                          Percent
                                        Represented     Initial
                                         in Initial      Stock     Exchange   Initial
Issuer of Basket Stock        Ticker    Basket Value     Price       Ratio     Value
----------------------        ------    ------------    -------    --------   -------
Bristol-Myers Squibb
   Company
   ("Bristol-Myers")........   BMY         33.333%      $66.3750    3.8503    $255.5637
Merck & Co., Inc.
   ("Merck")................   MRK         33.333%      $61.0000    4.1896    $255.5656
Pfizer Inc. ("Pfizer")......   PFE         33.333%      $33.4375    7.6431    $255.5662

                                 The Exchange Ratio of each Basket Stock
                                 indicates the number of shares of such Basket Stock, given the Market Price of such Basket Stock, required to be included in the calculation of the Initial Basket Value so that each Basket Stock represents an equally-weighted percentage of the Initial Basket Value. The respective Exchange Ratios will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket."

Exchange Right................   On any Exchange Date, you will be entitled
                                 upon (i) your completion and delivery to us and the Calculation Agent of an Official
                                 Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York
                                 City time on such date and (ii) delivery on such date of your Notes to the Trustee, to exchange each Note for a number of shares of each Basket Stock equal to the Exchange Ratio for such Basket Stock, subject to adjustment as described under "-- Adjustments to the Exchange Ratios and the Basket" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Company Call Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 business days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 Upon any exercise of the Exchange Right, you will not be entitled to any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by our delivery of the Basket Stocks or the equivalent amount of cash upon exercise of the Exchange Right.

                                 We will, or will cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to you.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 the Basket Stocks, we will pay cash in lieu of delivering fractional shares of any Basket
                                 Stock in an amount equal to the corresponding fractional Market Price of such Basket Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ...............   The Exchange Ratios set forth under "Basket
                                 Stocks" above are subject to adjustment for certain corporate events. See "Adjustments to the Exchange Ratios and Basket" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning November 17, 1999 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the Company Notice Date.

Company Call Right ...........   On or after August 17, 2002, we may call the
                                 Notes, in whole but not in part, for
                                 mandatory exchange into the Basket Stocks at the applicable Exchange Ratios provided that, if the Basket Value on the Trading Day immediately preceding the Company Notice
                                 Date, as determined by the Calculation Agent, is less than the applicable Call Price for the Call Date specified in our Notice of mandatory exchange, we will (under those circumstances only) pay such applicable Call
                                 Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange
                                 Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Basket Stocks or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to you.

                                 Upon an exchange by us (whether payment is to be made in Basket Stocks or by payment of the cash Call Price, as applicable), you will not receive any additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of Basket Stocks or cash.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for the cash Call Price by us) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after August
                                 17, 2002 specified by us in our notice of mandatory exchange on which we will deliver the Basket Stocks or cash to holders of the Notes for mandatory exchange.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on August 17, 2002 and at each August 17 thereafter to and including the Maturity
                                 Date.  The Call Price for each $1,000
                                 principal amount of Notes called for mandatory exchange on Call Dates between such indicative dates would include an additional amount reflecting Stated OID accrued from the next preceding date in the table through the applicable Call Date at a rate of 2.00% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call
                                 Date indicated in the table below.

                                 Call Date                         Call Price
                                 ---------                         ----------
                                 August 17, 2002...............      $942.05
                                 August 17, 2003...............      $960.98
                                 August 17, 2004...............      $980.30
                                 Maturity......................    $1,000.00

Market Price..................   If a Basket Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day means
                                 (i) the last reported sale price, regular way, on such day on the principal United
                                 States securities exchange registered under the Securities Exchange Act of 1934, as modified (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if such Basket Stock (or other such security) is listed or admitted to trading on such securities exchange), the last reported sale price on the over-the-counter market as reported on the Nasdaq National Market or OTC
                                 Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation
                                 Agent.  A "security of the Nasdaq National
                                 Market" shall include a security included in any successor to such system and the term
                                 "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc., the Nasdaq National Market, the Chicago
                                 Mercantile Exchange, the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or
Subordinated Note.............   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratios or other adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustments to the Exchange Ratios and the Basket" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the Exchange
Ratios and the Basket.........   The Exchange Ratio with respect to any Basket
                                 Stock and the Basket will be adjusted as follows:

                                 1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio of such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                 2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio of such Basket Stock will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio of such Basket Stock.

                                 3. There will be no adjustments to any Exchange Ratio to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of such Basket Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio for such Basket Stock pursuant to paragraph 6.

                                 4. If the issuer of a Basket Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into such Basket Stock so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for such Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer of such Basket Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Basket Stock, or if the issuer of such Basket Stock has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of the issuer of such Basket Stock as an entirety or substantially as an entirety, in each case as a result of which the holders of such Basket Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of the issuer of such Basket Stock) ("Exchange Property") with respect to or in exchange for such Basket Stock, then, with respect to such Basket Stock, the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for such Basket Stock immediately prior to any such corporate event, but without interest thereon.

                                 6. If the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for such Basket Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of such Basket Stock.

                                 7. No adjustments to any Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to any Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, a Basket Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustments to any Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 The Exchange Ratios will not be adjusted to take into account the accrual of Stated OID.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratios and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to any Basket Stock, the occurrence or
                                 existence of any of the following events as determined by the Calculation Agent:

                                    (i) a suspension, absence or material
                                    limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of trading in the applicable market; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of
an Event of Default...........   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated
                                 OID to but not including the date of
                                 acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call
                                 Price, in accordance with the Company Call
                                 Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Basket Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued Stated OID thereon; provided further that if we have called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call
                                 Price" above.

Basket Stocks;
Public Information............   Each of the three issuers of Basket Stocks is
                                 registered under the Exchange Act.  Companies
                                 with securities registered under the Exchange
                                 Act are required to file periodically certain
                                 financial and other information specified by
                                 the Securities and Exchange Commission (the
                                 "Commission").  Information provided to or
                                 filed with the Commission can be inspected
                                 and copied at the public reference facilities
                                 maintained by the Commission at Room 1024,
                                 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at
                                 Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can
                                 be obtained from the Public Reference Section
                                 of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed
                                 with the Commission electronically can be
                                 accessed through a website maintained by the
                                 Commission.  The address of the Commission's
                                 website is http://www.sec.gov.    Information
                                 provided to or filed with the Commission by each of the issuers pursuant to the Exchange
                                 Act can be located by reference to its
                                 respective Commission file number.  In
                                 addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 Bristol-Myers Squibb Company is a producer and distributor of pharmaceuticals, consumer medicines, nutritionals, medical devices and beauty care products, and its Commission file number is 1-01136.

                                 Merck & Co., Inc. is a global pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products and provides pharmaceutical benefit services, and its Commission file number is 1-03305.

                                 Pfizer Inc. is a global pharmaceutical company that discovers, develops, manufactures and markets medicines for humans and animals, and its Commission file number is 1-03619.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described above. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Basket Stocks (and therefore the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of any of the the Basket Stocks or the Basket as a whole.

                                 We or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks. The statement in the preceding sentence is not intended to affect the rights of the holders of the Notes under the securities laws. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks. The Basket was compiled independently of any research recommendations and may not be consistent with such recommendations. As a prospective purchaser of a Note, you should undertake such independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information........   The following table sets forth the published
                                 high and low Market Price during 1996, 1997, 1998 and during 1999 through August 12,
                                 1999. The Market Price of each Basket Stock when we priced the notes on August 12, 1999 is set forth in the table under "Basket
                                 Stocks" above. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of the Basket Stocks as a whole or any one or more of the Basket
                                 Stocks will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the Issue Price on any Exchange Date or Call Date.

                                                                      Dividends
                       Bristol-Myers          High          Low       per Share
                       -------------          ----          ---       ---------
                (CUSIP 110122108)
                1996
                First Quarter...............  22 7/16     20 7/16      $0.1875
                Second Quarter..............  22 1/2      19 15/16      0.1875
                Third Quarter...............  24 11/32    21 11/32      0.1875
                Fourth Quarter..............  28 15/16    24 3/8        0.1875
                1997
                First Quarter...............  34 1/2      26 25/32      0.19
                Second Quarter..............  42 5/16     29 1/8        0.19
                Third Quarter...............  43 19/32    36 1/4        0.19
                Fourth Quarter..............  48 29/32    40 27/32      0.19
                1998
                First Quarter...............  54 1/4      44 29/32      0.195
                Second Quarter..............  59 7/32     49 19/32      0.195
                Third Quarter...............  62 29/32    48 15/16      0.195
                Fourth Quarter..............  66 29/32    46 1/8        0.195
                1999
                First Quarter...............  66 3/16     58 7/8        0.215
                Second Quarter..............  70 7/16     57 7/16       0.215
                Third Quarter
                  (through August 12, 1999).  75 7/16     64 5/8        0.215



                                Historical prices have been adjusted for two separate 2-for-1 stock splits of the common stock of Bristol-Myers Squibb Company, which became effective in the first quarter of 1997 and the first quarter of 1999, respectively.


                                                                      Dividends
                           Merck              High          Low       per Share
                           ------             ----          ---       ---------
                (CUSIP 589331107)
                1996
                First Quarter...............  35 3/8      30 11/16     $0.17
                Second Quarter..............  33 1/16     28 1/2        0.17
                Third Quarter...............  35 3/8      30 9/16       0.17
                Fourth Quarter..............  42 1/8      34 13/16      0.20
                1997
                First Quarter...............  49 7/8      39 7/8        0.20
                Second Quarter..............  51 3/4      40 3/4        0.21
                Third Quarter...............  53 15/32    45 13/32      0.21
                Fourth Quarter..............  53 21/32    42 1/2        0.225
                1998
                First Quarter...............  66 3/16     51 9/16       0.225
                Second Quarter..............  66 7/8      56 9/32       0.225
                Third Quarter...............  69 5/16     57 31/32      0.225
                Fourth Quarter..............  79 13/32    62 15/32      0.27
                1999
                First Quarter...............  86 3/8      68 1/2        0.27
                Second Quarter..............  85 1/16     66            0.27
                Third Quarter
                  (through August 12, 1999).  75 1/2      60 15/16      0.27


                                Historical prices have been adjusted for a 2-for-1 stock split of the common stock of Merck & Co., Inc., which became effective in the first quarter of 1999.



                                                                      Dividends
                           Pfizer             High          Low       per Share
                           ------             ----          ---       ---------
                (CUSIP 717081103)
                1996
                First Quarter...............  11 45/64    10 1/8       $0.05
                Second Quarter..............  12 5/8      10 49/64      0.05
                Third Quarter...............  13 3/16     11 5/8        0.05
                Fourth Quarter..............  15 5/64     13 9/64       0.05
                1997
                First Quarter...............  16 7/16     13 5/8        0.0567
                Second Quarter..............  20 21/64    13 57/64      0.0567
                Third Quarter...............  21 1/4      17 29/64      0.0567
                Fourth Quarter..............  25 15/16    20 1/16       0.0567
                1998
                First Quarter...............  33 15/64    24 41/64      0.0633
                Second Quarter..............  39 13/64    32 1/2        0.0633
                Third Quarter...............  39 9/16     31            0.0633
                Fourth Quarter..............  41 63/64    29 51/64      0.0633
                1999
                First Quarter...............  47 43/64    37 51/64      0.0733
                Second Quarter..............  50          31 45/64      0.0733
                Third Quarter
                  (through August 12, 1999).  38 5/8      32 5/8        0.08


                                 Historical prices have been adjusted for a 2-for-1 stock split of the common stock of Pfizer Inc., which became effective in the second quarter of 1997 and a 3-for-1 stock split of the common stock of Pfizer Inc. which became effective in the second quarter of 1999.

                                 We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also
                                 "Use of Proceeds" in the accompanying
                                 prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of the Basket Stocks. Our purchase activity could potentially have increased the price of the Basket Stocks, and therefore effectively have increased the level to which the Basket Stocks must rise before you would receive an amount of the Basket Stocks worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we have, or any of our affiliates has, engaged in or may engage in has had or will have a material impact on the price of the Basket Stocks we cannot give any assurance that we have not or will not affect such prices as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Basket Stocks.
                                 Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Basket Stocks in the open market. See "Use of Proceeds and Hedging" above.

                                 We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And Insurance
Companies.....................   We and certain of our affiliates, including
                                 MS & Co. and Dean Witter Reynolds Inc.
                                 ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
                                 Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
                                 Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
                                 Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Basket Stocks. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation......................   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying prospectus
                                 supplement.  In connection with the
                                 discussion thereunder, we have determined that the "comparable yield" is an annual rate of 7.22%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,358.20.

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

                                         Dated:  [On or after November 17, 1999]


Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

      The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due August 17, 2005 (Exchangeable for Shares of Common Stock of Three Pharmaceutical Corporations (the "Basket Stocks")) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DN6) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) August 17, 2005, (ii) the Call Date and
(iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 23 dated August 12, 1999 (the "Pricing Supplement") to the Prospectus Supplement dated May 6, 1999 and the Prospectus dated May 5, 1999 related to Registration Statement No. 333-75289. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley Dean Witter & Co. will deliver, at its sole option, shares of the Basket Stocks or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                      Very truly yours,


                                      ------------------------------------------
                                      [Name of Holder]


                                      By:
                                         --------------------------------------
                                         [Title]


                                      ------------------------------------------
                                      [Fax No.]

                                      $
                                       ----------------------------------------
                                       Principal Amount of Notes
                                       surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
    --------------------------------
    Title:

Date and time of acknowledgment
                                ----------